EXHIBIT 99.2

Terrance G. Howson
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 973-401-8519

November 29, 2005

TO THE INVESTMENT COMMUNITY: 1

As detailed in today’s attached news release, FirstEnergy Corp. announced changes to components of its 2005 and 2006 financial guidance, and announced that its subsidiaries will make a voluntary contribution of between $500 million to $600 million to their pension plans before the end of 2005. This letter provides additional details concerning these announcements and other financial matters.

2005 Financial Guidance

We are maintaining our 2005 earnings guidance, excluding unusual items (non-GAAP)2 , of $2.85 to $3.00 per share. We are modifying our 2005 cash generation (non-GAAP) guidance from $620 million to $390 million to reflect two changes. The first is an increase of $100 million principally to reflect the release of cash collateral following our recent credit rating upgrade from Standard & Poor’s that raises guidance to $720 million. The second is a reduction of $330 million to reflect the mid-point of the after-tax cost of the $500 million to $600 million voluntary contribution to our pension plan before year-end. Please see the Voluntary Pension Plan Contribution section of this letter for more details.

Increased 2006 Earnings Guidance

We established our initial 2006 earnings guidance (non-GAAP) on July 27, 2005 at a level of $3.40 to $3.60 per share (see the Letter to the Investment Community dated July 27, 2005 for additional details, available at www.firstenergycorp.com/ir). The following table was provided at that time which reconciled the increase from the mid-point of the 2005 earnings guidance ($2.93) to the mid-point of the 2006 earnings guidance ($3.50).

1 Please see the forward-looking statements at the end of this letter.
2 This investor letter contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

Initial 2006 EPS Guidance

2005 non-GAAP EPS Guidance*                                                     $2.85 - $3.00

Ohio Rate Stabilization Plan[1]                                              0.50
T&D delivery growth                                              0.10
Annualized JCP&L rate case settlements[2]                                                0.06
Financing costs                                                         0.03
Net generation margin[3]                                                        0.10
Employee benefit costs                                               (0.07)
Depreciation expense                                             (0.03)
Other expenses[4] (0.12)

Initial 2006 non-GAAP EPS Guidance                                                        $3.40 - $3.60

* See the attached GAAP reconciliation schedules

Notes:
1. Net amortization benefit of $0.76 per share offset by estimated loss of shopping credit deferral of $0.26 per share.
2. 2006 full year benefit from the rate settlements in New Jersey.
3. Expiration of power sales contract with PEPCO                  ($0.09)
Revised power purchase contract with OVEC                  ($0.01)
Ohio revenue increase for fuel costs                                   $0.17
Increase in POLR generation rates in PA      $0.14
Other (e.g., higher fuel, purchase power costs, etc.)      ($0.11)
4. Includes O&M and general taxes.

Since providing the 2006 earnings guidance, several regulatory, operating and financial developments have modified our 2006 earnings outlook and we are revising our 2006 earnings guidance (non-GAAP) upward by $0.05 per share, excluding any unusual items that may occur. The following table quantifies these changes.

Revised 2006 EPS Guidance

Initial 2006 non-GAAP EPS Guidance                                         $3.40 - $3.60

Ohio Rate Certainty Plan[1]                                 0.11
Pension plan contribution[2]                                   0.06
Returning Ohio shoppers[3]                                          (0.07)
RTO transmission costs[4]                                    (0.05)

Revised 2006 non-GAAP EPS Guidance                                                                                                                         $3.45 - $3.65

Notes:
1. The Public Utilities Commission of Ohio (PUCO) has not approved the Rate Certainty Plan (RCP) although all of the major parties either support, or have agreed not to oppose, the RCP. Please refer to the September 9, 2005 and the November 4, 2005 Letters to the Investment Community for additional details about the RCP.
2. Reflects the spread between our estimated borrowing costs (5%) to fund the payment and the long-term asset earnings growth rate assumption (9%) of the pension plan. The contribution is deductible for tax purposes.
3. Various third-party generation suppliers have withdrawn from the Ohio market, resulting in a return of those customers to our regulated generation rate tariff.
4. Primarily increased PJM costs to serve our Pennsylvania customers.

Increased 2006 Cash Generation Guidance

We also established our initial 2006 cash generation guidance (non-GAAP) on July 27, 2005 at a level of $300 million based on 2006 capital expenditures of $1.1 billion and net cash from operating activities (GAAP) of in excess of $2 billion. Our revised 2006 financial outlook allows us to raise our 2006 cash generation guidance (non-GAAP) to $460 million. The following table quantifies these changes.

Revised 2006 Cash Generation Guidance
(In millions)

Initial 2006 Cash Generation Guidance (non-GAAP)*                                       $300

JCP&L securitization[1]                                  177
Ohio transmission cost rider[2]                                      65
Additional asset sales                                              60
RTO transmission costs                                          (17)
Returning Ohio shoppers                                            (23)
Higher dividends                                           (25)
Increased capital expenditures                                        (16)
Rate Certainty Plan[3] (55)
Other changes in working capital                                                                                                                                                 (6)

Revised 2006 Cash Generation Guidance (non-GAAP)*                                                                                                            $460

*See the attached GAAP reconciliation schedules

Notes:
1. Proceeds from the JCP&L securitization bond offering are expected to be between $150 million and $200 million and we expect the transaction to close in 2006.
2. The Ohio regulated companies have a transmission rider effective 1/1/06 which will recover increased and deferred transmission-related costs.
3. The RCP maintains rates at current levels. Although the Ohio utility companies will either recover or defer increased fuel costs, there will not be an increase in rates 2006 for fuel costs as was anticipated before the RCP was filed.

Voluntary Pension Plan Contribution

FirstEnergy Corp.’s subsidiaries (or the company) previously made a voluntary contribution to their defined benefit pension plans (Plan) of $500 million in September 2004. At that time the contribution resulted in the Plan being essentially fully funded on an Accumulated Benefit Obligation (ABO) basis and was also accretive to annual earnings by about $0.06 per share over the 2005 through 2007 periods.

Since that time, a decline in the long-term interest rates used to discount these liabilities and restrained growth in the value of Plan assets have reduced the funded status of the Plan and will increase annual pension expense.

As a result, the company’s board has authorized the making of another voluntary contribution to the Plan of $500 million to $600 million by year-end 2005. Since the contribution is deductible for tax purposes, the after-tax cash impact will be between $300 million to $360 million. The subsidiaries will initially fund this payment through available short-term credit facilities and anticipate repaying such borrowings during 2006 through positive cash flow. Our projections indicate that absent this funding, cash contributions would have been required at some point prior to 2010. Our pre-funding of the Plan is expected to eliminate this future funding requirement under current pension funding rules and should also minimize our exposure to any funding requirements resulting from proposed pension reform legislation.

The pre-funding is favorable from both a credit and liability management perspective. Due to the tax deductibility of the contribution, we will effectively eliminate a $500 million to $600 million debt-like liability through the use of $300 million to $360 million of cash. Additionally, common shareholders’ equity is expected to be enhanced as the contribution should reduce the minimum pension liability that has been recognized as a reduction to accumulated other comprehensive income.

Additionally, under current accounting standards for pension costs, the pre-funding will be accretive to earnings by approximately $0.06 per share during 2006 and in subsequent years. This benefit arises from the spread between our borrowing costs to fund the payment and the long-term asset earnings growth rate assumption of the Plan.

We believe it is sound liability and financial management to pre-fund the Plan at this time rather than being potentially subject to mandatory funding requirements over the next several years. In addition to the favorable earnings impact, the pre-funding provides additional benefit security for our employees and retirees, and will result in the Plan being essentially fully funded on an ABO basis.

Common Stock Share Repurchase Program

FirstEnergy will consider a share repurchase program in the second-half of 2006 after clarity of three important milestones:

•	The approval of the RCP by the PUCO. We are hopeful that the Commission will act soon as all of the major parties to the proceeding either support the RCP or have agreed not to oppose it.
•
Completion of the extended outage at our Beaver Valley Unit 1 nuclear plant. The work scope for this outage, scheduled to be completed during the second quarter of 2006, includes replacement of the unit’s steam generators and the reactor vessel head.

•	Finalizing the scope, technology to be employed and cost of our environmental compliance program for our fossil power plants. We expect to resolve these issues by mid-2006.

We believe it is appropriate to seek clarity on these milestones prior to seeking authorization from our board of directors for a share repurchase program. In addition, management’s decision to seek board authority, any decision by the board to grant such authority, and the size and other terms and conditions of such program will be subject to other factors as management and the board deem appropriate, including but not limited to available cash, the price of our common stock, and market conditions. If implemented, the program may be modified or discontinued at any time.

The company expects to achieve its targeted debt-to-total capital ratio of approximately 55% (rating agency view) by year-end 2005. Going forward, we will have the ability to issue additional debt to maintain the 55% debt-to-capital ratio as equity increases due to retained earnings growth. For example, assuming annual earnings growth of 4%, over $2 billion of debt could be issued over the 2007 to 2009 period (before a share repurchase program) while maintaining a 55% debt-to-capital ratio. Any such financing proceeds would be incremental to free cash in supporting a share repurchase program or capital expenditures.

Additional Details

Additional details on these and other company issues will be provided at FirstEnergy’s analyst conference being held in New York City at approximately 8:15 a.m. Eastern time on Wednesday, November 30, 2005. The conference can be accessed at the company’s Internet address which is www.firstenergycorp.com/ir. A recording of the conference will be archived on FirstEnergy’s Internet site as will the conference presentation slides.

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519

Very truly yours,

Terrance G. Howson Vice President - Investor Relations

Forward-Looking Statements

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including the proposed transfer of nuclear generation assets and employees workforce factors), our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management to seek, or the Board of Directors to not grant, in each case in its sole discretion, authority for the implementation of a share repurchase program in the future, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2004, and other similar factors. Dividends declared from time to time on FirstEnergy’s common stock during any annual period may in aggregate vary from the indicated amounts due to circumstances considered by FirstEnergy’s Board of Directors at the time of the actual declaration. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

Affirmed on November 29, 2005

2005 Earnings Per Share (EPS)
(Reconciliation of GAAP to Non-GAAP)

	Three Months	Nine Months	Annual
	Ended Sep. 30	Ended Sep. 30	Guidance

Basic EPS (GAAP basis)	$1.01	$2.04	$2.67 - $2.82
Excluding Unusual Items:
Gain on non-core asset sales	-	(0.07)	(0.07)
EPA settlement	-	0.04	0.04
NRC fine	-	0.01	0.01
JCP&L rate settlement	-	(0.05)	(0.05)
JCP&L arbitration decision	0.03	0.03	0.03
Ohio tax write-off	-	0.22	0.22
Basic EPS (non-GAAP basis)	$1.04	$2.22	$2.85 - $3.00

Issued Prior to November 29, 2005

Reconciliation of 2005 Estimated Cash from Operating Activities (GAAP) to
Estimated Free Cash Flow (Non-GAAP) and Estimated Cash Generation (Non-GAAP)
(in millions)

Net Cash from Operating Activities:

GAAP Earnings Guidance	$887 - $937
Adjustments:
Depreciation	578
Amortization of regulatory assets	1,277
Deferral of new regulatory assets	(381)
Deferred purchased power costs	(390)
Deferred income taxes and ITC, net	23
Conversion of off-balance sheet receivables financing
to on-balance sheet	(155)
Ohio School Council's prepayment for electric service, net	220
Other, including changes in working capital	(27)
Net Cash from Operating Activities (GAAP)	$2,057

Other Items:

Capital expenditures	(1,005)
Nuclear fuel fabrication	(80)
Contributions to nuclear decommissioning trusts	(100)
Common stock dividends	(542)
Conversion of off-balance sheet receivables financing
to on-balance sheet	155
Other, net	50
Free Cash Flow (Non-GAAP)	$535

Non-core asset sales	85
Cash Generation (Non-GAAP)	$620

The GAAP to Non-GAAP reconciliation statements are available on the Investor Information section of FirstEnergy Corp.'s website at www.firstenergycorp.com/ir.

Issued November 29, 2005

Reconciliation of 2005 Estimated Cash From Operating Activities (GAAP) to
Estimated Free Cash Flow (Non-GAAP) and Estimated Cash Generation (Non-GAAP)
(in millions)

Net Cash from Operating Activities:

GAAP Earnings Guidance	$875 - 925
Adjustments:
Depreciation	590
Amortization of regulatory assets	1,250
Deferral of new regulatory assets	(370)
Deferred purchased power costs	(390)
Deferred income taxes and ITC, net	20
Pension contribution, net of taxes [1]	(330)
Conversion of off-balance sheet receivables financing
to on-balance sheet	(155)
Ohio School Council's prepayment for electric service, net	220
Collateral call refunds	108
Other, including changes in working capital	99
Net Cash from Operating Activities (GAAP)	$1,942

Other Items:
Capital expenditures	(1,079)
Nuclear fuel fabrication	(80)
Contributions to nuclear decommissioning trusts	(100)
Common stock dividends	(543)
Pension contribution, net of taxes [2]	330
Conversion of off-balance sheet receivables financing
to on-balance sheet	155
Other, net	10
Free Cash Flow (Non-GAAP)	$635

Pension contribution, net of taxes [2]	(330)
Non-core asset sales	85
Cash generation (Non-GAAP)	$390

[1] Voluntary pension contribution of $300m - $360m, net of taxes.

2 On a Non-GAAP basis, "Free Cash Flow" was adjusted to exclude the pension contribution, net of taxes.

The GAAP to Non-GAAP reconciliation statements are available on the Investor Information section of FirstEnergy Corp.'s website at www.firstenergycorp.com/ir.

Guidance Provided Prior to November 29, 2005

Reconciliation of 2006 Estimated Cash from Operating Activities (GAAP) to
Estimated Free Cash Flow (Non-GAAP) and Estimated Cash Generation (Non-GAAP)
(in millions)

Net Cash from Operating Activities:

GAAP Earnings Guidance	$1,120 - $1,185
Adjustments:
Depreciation	595
Amortization of regulatory assets	870
Deferral of new regulatory assets	(90)
Deferred purchased power costs	(380)
Deferred income taxes and ITC, net	(110)
Other, including changes in working capital	32
Net Cash from Operating Activities (GAAP)	$2,070

Other Items:

Capital expenditures	(1,100)
Nuclear fuel fabrication	(160)
Common stock dividends	(570)
Other, net	40
Free Cash Flow (Non-GAAP)	$280

Non-core asset sales	20
Cash Generation (Non-GAAP)	$300

The GAAP to Non-GAAP reconciliation statements are available on the Investor Information section of FirstEnergy Corp.'s website at www.firstenergycorp.com/ir.

Issued November 29, 2005

Reconciliation of 2006 Estimated Cash from Operating Activities (GAAP) to
Estimated Free Cash Flow (Non-GAAP) and Estimated Cash Generation (Non-GAAP)
(in millions)

Net Cash from Operating Activities:

GAAP Earnings Guidance	$1,135 - $1,200
Adjustments:
Depreciation	635
Amortization of regulatory assets	860
Deferral of new regulatory assets	(90)
RCP reliability deferrals	(150)
Deferred purchased power costs	(360)
Deferred income taxes and ITC, net	(20)
Collateral call refunds	70
Other, including changes in working capital	4
Net Cash from Operating Activities (GAAP)	2,117

Other Items:

Capital expenditures	(1,116)
Nuclear fuel fabrication	(160)
Common stock dividends	(593)
Other, net	(45)
Free Cash Flow (Non-GAAP)	$203

Non-core asset sales	80
JCP&L securitization [1]	177
Cash Generation (Non-GAAP)	$460

[1] Potential securitization range of $150m - $200m.

The GAAP to Non-GAAP reconciliation statements are available on the Investor Information section of FirstEnergy Corp.'s website at www.firstenergycorp.com/ir.